Exhibit 10.7

FOURTH AMENDMENT
TO THE
AMENDED AND RESTATED DISTRIBUTION RIGHTS AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED DISTRIBUTION RIGHTS AGREEMENT (the “Fourth Amendment”) is made effective as of this 21st day of November, 2008, by and between Biovail Laboratories International SRL, a Barbados International Society with Restricted Liability and having a principal place of business at Welches, Christ Church, Barbados, West Indies (“Biovail”), and SmithKline Beecham Corporation, a GlaxoSmithKline company, a corporation duly organized and existing under the applicable laws of the Commonwealth of Pennsylvania and having a principal place of business at One Franklin Plaza, Philadelphia, PA 19101 (“GSK”).  Biovail and GSK are collectively referred to in this Fourth Amendment as the “Parties” and individually as a ‘Party.”

WHEREAS, Biovail and GSK are parties to an Amended and Restated Distribution Rights Agreement, effective as of October 26, 2001, as amended by the First Amendment to the Amended and Restated Distribution Rights Agreement effective as of May 1, 2005, the Second Amendment to the Amended and Restated Distribution Rights Agreement effective as of October 12, 2005 and the Third Amendment to the Amended and Restated Distribution Rights Agreement effective as of December 18, 2006 (the “Third Amendment”) (collectively, the “Agreement”); and

WHEREAS, pursuant to Section 2.01(c) Biovail has contracted with its Affiliate, Biovail Pharmaceuticals, Inc. (now BTA Pharmaceuticals, Inc.) (“BTA”), to be responsible for promotion, marketing and selling of the Products in the Territory; and

WHEREAS, pursuant to Section 2.03 of the Agreement, neither Biovail nor BTA may, without GSK’s prior written consent, grant to any Third Party any rights to market, promote, advertise, or distribute the Product; and

WHEREAS, pursuant to the Third Amendment, GSK consented to the engagement by Biovail Pharmaceuticals, Inc. of Sciele Pharma, Inc. (“Sciele”) to perform certain promotional activities with respect to the Products;

WHEREAS BTA recently terminated the engagement of Sciele;

WHEREAS, BTA desires to retain to Publicis Selling Solutions, Inc., a contract sales organization duly organized and existing under the applicable laws of the State of New Jersey and having a principal place of business at 2000 Lenox Drive, Suite 100, Lawrenceville, New Jersey 08648 (“PSS”), to provide promotion and other services in respect of the Products as set forth in this Fourth Amendment; and

WHEREAS, Biovail and GSK mutually desire to amend the terms of the Agreement relating to Biovail’s engagement of PSS as provided in this Fourth Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, GSK and Biovail agree as follows:

1.                                       Section 2.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.04 Approval of PSS.

(a)           Notwithstanding the provisions of Section 2.03 and subject to the terms and conditions of this Section 2.04, GSK hereby consents to the engagement by BTA of PSS to perform certain promotional activities with respect to the Products.

(b)           The consent granted by GSK to BTA as provided in Section 2.04(a) above is limited to PSS only and only for the promotion activities set forth in Section 2.04(c).  For clarity, the consent granted by GSK as provided herein will not apply to any successor (whether by merger, consolidation, reorganization or other similar event) of PSS’s business or to a purchaser of all or substantially all of PSS’s business assets (a “Change of Control”) unless such successor has been approved by GSK.  Further, the consent granted by GSK to Biovail as provided in Section 2.04(a) will become effective on November 21, 2008, and will extend until the earlier of (i) the expiration or earlier termination of this Agreement, (ii) the expiration or earlier termination of the PSS Professional Detailing Services Agreement (as defined below), or (iii) the effective date of a Change of Control if GSK has not approved such Change of Control (the “PSS Term”).

(c)           Biovail acknowledges and agrees that BTA will enter into a written agreement with PSS to engage PSS to perform promotional services with respect to the Products (the “PSS Professional Detailing Services Agreement”).  The term of the PSS Professional Detailing Services Agreement will not extend beyond the Term of this Agreement.  Further, the PSS Professional Detailing Services Agreement will immediately terminate upon the expiration or earlier termination of this Agreement.  The PSS Professional Detailing Services Agreement will provide that PSS’s activities will consist of promoting and detailing Products in the Territory as directed by BTA.  Biovail represents and warrants that (i) the PSS Professional Detailing Services Agreement will obligate PSS to comply with those obligations of Biovail under this Agreement (including without limitation, Biovail’s obligations under Article 3, Biovail’s obligation to comply with the Pre-Clearance Process, which was initiated by GSK in a letter to Biovail dated October 26, 2006 and further clarified by GSK in a letter to Robert W. Ashworth, Ph.D. dated November 27, 2006, and Biovail’s confidentiality obligations) related to the provision promotional services and detailing the Products in the Territory in the performance of PSS’s obligations under the PSS Professional Detailing Services Agreement, (provided that Biovail shall continue to file any required Form 2253 filings with DDMAC in respect of promotional materials for the Products); and (ii) the terms and conditions of the PSS Professional Detailing Services Agreement will be in compliance with Applicable Law and will be consistent with, and no less restrictive than, the terms and conditions of this Agreement.  In accordance with the confidentiality provisions of this Agreement, GSK hereby consents to Biovail providing PSS with a copy of the Agreement, subject to PSS’s commitment to maintain such confidentiality in accordance with Article 11 of this Agreement.

(d)           Biovail represents and warrants that PSS is not an Ineligible Person.  Biovail agrees that the PSS Professional Detailing Services Agreement will immediately terminate in the event that PSS should become an Ineligible Person at any time during the PSS Term.  Biovail represents and warrants that the PSS Professional Detailing Services Agreement will obligate PSS not to hire or otherwise engage any Ineligible Person to co-promote the Product and/or distribute the Sample Product as provided in the PSS Professional Detailing Services Agreement.  For the purposes of this Section 2.04(d), the term “Ineligible Person” means any Person who is currently excluded, debarred, suspended or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, or has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

(e)           Biovail acknowledges and agrees that despite GSK’s consent granted in Section 2.04 above to BTA’s engagement of PSS as provided herein, Biovail remains obligated to perform all terms, obligations, covenants and agreements ascribed to it in this Agreement.

(f)            Biovail acknowledges and agrees that for the purposes of this Agreement, PSS will be deemed to be an agent of BTA and will also be regarded as a contract sale organization (CSO).  Biovail acknowledges and agrees that its indemnification obligations provided in Section 9.02 of this Agreement will also include any GSK Claim that arises out of, or is the result of, any act or omission by PSS (as a CSO).

(g)           Biovail will indemnify and hold harmless each GSK Party (as defined in Section 9.02) from and against any and all losses, liabilities, damages (exclusive of consequential or special losses or damages), fees (including, attorneys fees and costs of litigation), and expenses paid or payable by a GSK Party that result from or arise in connection with a claim, suit or other proceeding made or brought against a GSK Party (i) based on, resulting from, or arising in connection with any act or omission of any party under the PSS Professional Detailing Services Agreement; and/or (ii) arising by or on behalf of PSS and/or any of PSS’s affiliates, employees, agents, officers, and directors.”

2.                                       All capitalized terms not otherwise defined in this Fourth Amendment will have the meanings ascribed to them in the Agreement.

3.                                       Except as otherwise amended by the terms of this Fourth Amendment, the provisions of the Agreement are unchanged, remain in full force and effect and are hereby ratified and confirmed except that each reference to the “Agreement” or words of like import in the Agreement will mean and be a reference to the Agreement as amended by this Fourth Amendment.

4.                                       This Fourth Amendment will be construed, and the respective rights of the Parties determined, according to the substantive law of the State of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

5.                                       This Fourth Amendment may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

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IN WITNESS WHEREOF, the Parties have executed this Fourth Amendment to the Amended and Restated Distribution Agreement the day and year first above written.

SMITHKLINE BEECHAM CORPORATION
D/B/A GLAXOSMITHKLINE

By:	/s/ Carol G. Ashe
Name:	Carol G. Ashe
Title:	Company Secretary

BIOVAIL LABORATORIES
INTERNATIONAL SRL

By:	/s/ Jean-Luc Martre
Name:	Jean-Luc Martre
Title:	VP Commercial Operations